EXHIBIT 99.1
PRESS RELEASE

Nextracker Announces Full Exercise of Underwriters’ Option to Purchase
Additional Shares in Upsized Initial Public Offering

SAN JOSE, Calif., February 9, 2023 /PRNewswire/ – Flex Ltd. (NASDAQ: FLEX) announced today that in connection with its previously announced upsized initial public offering of its subsidiary, Nextracker Inc. (“Nextracker”) of 26,600,000 shares of its Class A common stock (the “Common Stock”), the underwriters have exercised in full their option to purchase 3,990,000 additional shares of Common Stock at the public offering price of $24.00 per share less underwriting discounts and commissions.

The net proceeds from the offering to Nextracker, after deducting the underwriting discounts and commissions and including proceeds from the underwriters’ exercise of the overallotment option, are expected to be approximately $693.8 million. The net proceeds from this offering will be used to purchase 30,590,000 LLC Common Units from a subsidiary of Nextracker’s parent company, Flex Ltd.

J.P. Morgan, BofA Securities, Citigroup, and Barclays are acting as joint lead book-running managers for the offering. Truist Securities, HSBC, BNP PARIBAS, Mizuho, Scotiabank, and KeyBanc Capital Markets are acting as joint book-running managers for the offering. SMBC Nikko, BTIG, UniCredit, Roth Capital Partners, and Craig-Hallum are acting as co-managers for the offering. PJT Partners is serving as independent financial advisor to Flex Ltd. in the offering.

The offering will be made only by means of a prospectus. Copies of the prospectus, when available, may be obtained from: the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov; and J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204 or by email at prospectus-eq_fi@jpmchase.com; BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, by email at dg.prospectus_requests@bofa.com; Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146; and Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (888) 603-5847, or by email at barclaysprospectus@broadridge.com.

A registration statement relating to these securities has been filed with, and declared effective by, the SEC on February 8, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

About Flex

Flex (Reg. No. 199002645H) is the manufacturing partner of choice that helps a diverse customer base design and build products that improve the world. Through the collective strength of a global workforce across 30 countries and responsible, sustainable operations, Flex delivers technology innovation, supply chain, and manufacturing solutions to diverse industries and end markets.

About Nextracker

Nextracker is the leading provider of intelligent, integrated solar tracker and software solutions used in utility-scale and distributed generation solar power plants around the world. Our products enable solar panels in utility-scale power plants to follow the sun's movement across the sky and optimize plant performance.

Flex Contacts

Investors & Analysts
David A. Rubin
Vice President, Investor Relations
David.Rubin@flex.com

Media & Press
Mark Plungy
Director, Corporate Public Relations
Mark.Plungy@flex.com

Nextracker Contacts

Investors & Analysts
Don Quinby
Director, Finance
DQuinby@nextracker.com

Media & Press
Kristan Kirsh
Vice President, Global Marketing
KKirsh@nextracker.com